Exhibit 99.1

May 8, 2018

OncoMed Announces First Quarter 2018 Financial Results and Operational Highlights

Q1 Cash Balance of $88.4 Million—Cash through Q3 2019

First patient expected to be dosed in Phase 1b portion of anti-TIGIT trial in second quarter of 2018

Navicixizumab data expected in second half of 2018

REDWOOD CITY, Calif.  – May 8, 2018 – OncoMed Pharmaceuticals, Inc. (NASDAQ: OMED), a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics, today announced first quarter 2018 financial results and provided a corporate update. As of March 31, 2018, cash, cash equivalents, and short-term investments totaled $88.4 million.

“The Company is encouraged by ongoing clinical progress on its two most advanced immuno-oncology programs, anti-TIGIT and GITRL-Fc, and preclinical data on these programs were recently highlighted in multiple poster presentations at the 2018 American Association for Cancer Research (AACR) Annual Meeting. We also continue to dose patients in two Phase 1b studies of navicixizumab, our anti-DLL4/VEGF bispecific antibody. We look forward to delivering on numerous near-term catalysts, including the initiation of the Phase 1b portion of the anti-TIGIT study in combination with anti-PD1 in the second quarter of this year, the publication of the navicixizumab Phase 1a manuscript and the presentation of the navicixizumab Phase 1b ovarian cancer data in the second half of 2018, and the planned presentation of the anti-TIGIT Phase 1a data in the fourth quarter of 2018,” stated John Lewicki, Ph.D., President and CEO of OncoMed.

Pipeline Highlights

Anti-TIGIT (OMP-313M32)

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OncoMed plans to initiate dosing of the Phase 1b portion of its Phase 1a/b anti-TIGIT (OMP-313M32) trial, in combination with anti-PD1, in the second quarter of 2018. The Phase 1b portion of the open-label clinical trial is designed to assess the safety, tolerability, preliminary efficacy, and pharmacodynamic biomarkers of escalating doses of OMP-313M32 in combination with anti-PD1 for the treatment of patients with solid tumors who have progressed after prior treatment with anti-PD1 or anti-PD-L1.

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OncoMed continues enrollment in the Phase 1a single-agent study of anti-TIGIT in patients with advanced or metastatic solid tumors. The Phase 1a study is designed to assess safety and tolerability of escalating doses of anti-TIGIT. Biomarkers will be assessed in this study which includes a single-agent dose expansion cohort.

•	The company currently expects to present data from the Phase 1a portion of the Phase 1a/b study in the fourth quarter of 2018.

Navicixizumab (anti-DLL4/VEGF bispecific; OMP-305B83)

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Enrollment continues in two Phase 1b multi-center, open-label, dose escalation and expansion studies of OncoMed’s anti-DLL4/VEGF bispecific antibody in combination with standard-of-care chemotherapies: one in patients with platinum-resistant ovarian cancer who have failed more than two prior therapies or prior bevacizumab and a second in patients with 2nd line metastatic colorectal cancer.

•	To date, OncoMed has enrolled approximately 100 patients across the Phase 1a and Phase 1b trials of navicixizumab.
•	The Phase 1a data are expected to be published in the second half of 2018, and interim data from the ongoing Phase 1b ovarian cancer study are also expected to be reported in the second half of 2018.

GITRL-Fc (OMP-336B11)

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Robust enrollment continues in the Phase 1a single-agent study of its wholly-owned GITRL-Fc in patients with advanced or metastatic solid tumors. GITRL-Fc is a fusion protein with an Fc-linked fully human trimer ligand and is designed to activate the co-stimulatory receptor GITR (glucocorticoid-induced tumor necrosis factor receptor-related protein) to enhance T-cell modulated immune responses. The Phase 1a study is designed to assess safety and tolerability of escalating doses.

•	The Phase 1a data are expected to be presented in 2019.

New product discovery

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OncoMed continues to make strong progress in its pursuit of novel immune-oncology agents, including emerging opportunities from the TNF superfamily of ligands, using the company’s proprietary linkerless fully human trimer technology.

First Quarter 2018 Financial Results

Cash, cash equivalents and short-term investments totaled $88.4 million as of March 31, 2018, compared to $103.1 million as of December 31, 2017.

Revenues were $7.8 million for the first quarter of 2018, an increase of $1.6 million, compared to $6.2 million for the same period in 2017. The change in revenue was due to the effect of the adoption of the new revenue recognition standard in the first quarter of 2018. For further discussion regarding our adoption of the new revenue recognition standard and its effects, see page 12 of our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2018, filed with the Securities and Exchange Commission on May 8, 2018.

Research and development (R&D) expenses were $8.4 million for the first quarter of 2018, a decrease of $15.6 million, compared to $24.0 million for the same period in 2017.  The decrease in R&D expenses was due to decreases in clinical development costs and reduced headcount following the restructuring actions in April 2017.

General and administrative (G&A) expenses were $5.4 million for the first quarter of 2018, an increase of $0.4 million, compared to $5.0 million for the same period in 2017. The increase in G&A expenses was primarily due to an increase in personnel cost, including retention bonus and severance expenses in the first quarter of 2018, offset by a decrease in headcount as a result of restructuring actions in April 2017.

Net loss for the first quarter of 2018 was $5.6 million ($0.15 per share), compared to $22.6 million ($0.61 per share) for the same period of 2017. The change in year-over-year net loss was primarily due to lower operating expenses in the first quarter of 2018.

2018 Financial Guidance

OncoMed's current cash is estimated to be sufficient to fund operations through at least the third quarter of 2019, without taking into account future potential milestone or opt-in payments from its partners. OncoMed estimates 2018 operating cash burn to be approximately $55 million, before considering potential milestone or opt-in payments.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics. OncoMed has internally discovered a broad pipeline of investigational drugs intended to address the fundamental biology driving cancer's growth, resistance, recurrence and metastasis. Anti-TIGIT (OMP-313M32), navicixizumab (anti-DLL4/VEGF bispecific, OMP-305B83), and rosmantuzumab (anti-RSPO3, OMP-131R10) are part of OncoMed's strategic alliance with Celgene Corporation. OncoMed is independently developing GITRL-Fc (OMP-336B11), as well as continuing to pursue new drug discovery research. For further information about OncoMed Pharmaceuticals, please see www.oncomed.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, OncoMed's intentions and expectations regarding the period of time during which cash will be available to fund OncoMed's operations; OncoMed's cash burn for 2018; OncoMed's ability to advance its clinical programs and discovery programs and deliver on near-term catalysts; the timing of initiation of dosing in the Phase 1b portion of OncoMed's anti-TIGIT clinical trial; and the timing and availability of data from OncoMed's clinical programs. Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed's clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; OncoMed's ability to raise additional capital to support the development of its unpartnered programs; and OncoMed's dependence on its key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed's business in general, see OncoMed's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 9, 2018, OncoMed’s Quarterly Report on Form 10-Q filed with the SEC on May 8, 2018, and OncoMed's other current and periodic reports filed with the SEC.

Investor Relations Contact:

Matthew Beck

Solebury Trout

mbeck@troutgroup.com

(646) 378-2933

ONCOMED PHARMACEUTICALS, INC.
Condensed Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	March 31,

	2018	2017

Total revenue:	$7,849	$6,213

Operating expenses:
Research and development	8,387	23,987
General and administrative	5,394	4,984
Total operating expenses	13,781	28,971
Loss from operations	(5,932)	(22,758)
Interest and other income, net	363	154
Loss before income tax provision	(5,569)	(22,604)
Income tax provision	5	4
Net loss	$(5,574)	$(22,608)
Net loss per common share, basic and diluted	$(0.15)	$(0.61)
Shares used to compute for net loss per common share, basic and diluted	38,243,427	37,271,023

ONCOMED PHARMACEUTICALS, INC.
Condensed Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2018	December 31, 2017

Cash, cash equivalents and short-term investments	$88,424	$103,091
Prepaid and other assets	6,707	7,231
Total assets	$95,131	$110,322

Deferred revenue	$37,667	$143,838
Other liabilities	11,132	15,087
Stockholders' equity (deficit)	46,332	(48,603)
Total liabilities and stockholders' equity (deficit)	$95,131	$110,322

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